Exhibit 10.33

CONSULTING AGREEMENT

This Consulting Agreement (together with all Exhibits and attachments, this “Agreement”) is effective as of May 21, 2021 (the “Effective Date”), and is made by and among NeuroRx, Inc., a Delaware corporation having offices at 1201 North Market Street, Suite 111, Wilmington, Delaware 19801 (the “Company”), and Randolph Guggenheimer III, an individual residing at 42 Butler Road, Scarsdale, New York 10583 (“Consultant”). The Company and Consultant are each hereinafter referred to individually as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Consultant has demonstrated expertise in healthcare, finance and related matters;

WHEREAS, the Company is in the business of developing pharmaceutical products and related medical devices; and

WHEREAS, Consultant has agreed to assist the Company in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, together with such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1. Description of Services. The work or services of Consultant described below shall collectively define the services (“Services”) to be rendered under the Agreement as follows:

(a)	The Consultant shall be Chief Business Officer of the Company and shall perform such services as are typical of such role.

(b)	Consultant will report to Jonathan Javitt, MD, MPH (CEO) or his successor, and such other individuals as may be designated by him or by the Board of Directors of the Company.

NeuroRx – Guggenheimer Consulting Agreement

2. Pricing and Payment.

(a)

During the Term of this Agreement, the Company shall pay Consultant a Compensation of Two Hundred Seventy-five Thousand Dollars ($275,000) per annum payable in accordance with the monthly payroll practices of the Company. In addition, Consultant shall be considered annually for a bonus with a minimum target of twenty percent (20%) of base Compensation and shall be awarded a grant of 70,000 (seventy thousand) options drawn from the Company’s 2016 Omnibus Incentive Plan and vested equally over a period of three years from the date of grant. The strike price of those options shall be set by the Company’s Board and shall be based on the fair market value of the Company’s common stock as of the date of the grant.

(b)

Consultant shall keep records and books of account, showing actual days worked and costs related to all items of labor, material, equipment, supplies, services, and other expenditures of whatever nature for which Compensation is payable to Consultant by the Company under the terms of this Agreement. The Company and its representatives shall be entitled, upon prior notice to Consultant and at all reasonable times, to review such records and books of account.

(c)

It is agreed that any travel by Consultant in the course of delivering the Services to the Company shall be conducted at business class airfare and standard business class hotel. Train travel may be billed at Amtrak business class fares.

3. Independent Contractor Status.

(a) Under this Agreement, and except as otherwise provided herein, Consultant shall be an independent contractor, and not an employee or agent of the Company for any purpose, including but not limited to FICA, FUTA, income tax withholding, any pension plan or health benefit plan maintained by the Company for its own employees, unemployment insurance benefits, or worker’s compensation benefits, and the Company shall not be responsible to Consultant or Consultant’s employees for or with respect to any such benefits. Consultant shall execute and deliver any and all related tax documentation as reasonably requested by the Company.

(b) Consultant will determine the method, means and location by which the Services will be provided to the Company under this Agreement.

NeuroRx – Guggenheimer Consulting Agreement

4. Work for Hire; Confidentiality.

(a) All discoveries, improvements, inventions, copyrights, and trade secrets, and any and all tangible or intangible technology or intellectual property arising out of or related to the Services or otherwise arising out of or related to the activities or other work contemplated by this Agreement, and all intellectual property rights therein (collectively the “Intellectual Property”) are “works for hire” and shall be the sole and exclusive property of the Company. Neither Consultant nor any of his employees, agents, representatives or subcontractors shall obtain any rights therein. Consultant agrees, on his own behalf and on behalf of such employees, agents, representatives and subcontractors, to assign and does hereby grant, assign, convey and transfer to the Company or its designee all rights, title, and interests in the Intellectual Property without additional compensation. Consultant agrees to cooperate fully during and after Consultant’s engagement with the Company in perfecting in the Company the ownership of such Intellectual Property. For purposes of signing documents (such as assignments and applications) to achieve that end, Consultant appoints and constitutes the Company as Consultant’s attorney-in-fact, with power of substitution. Consultant shall provide, and shall cause his employees, agents, representatives and subcontractors to provide and sign, any and all additional documentation, technical data, drawings, designs, technologies, testimonies, affidavits, support and other assistance requested by the Company in the furtherance of the Company’s efforts to file patent applications or obtain exclusive rights to patents arising out of or related to any prototypes, the Services, or the activities or other work contemplated by this Agreement. Consultant agrees to obtain from any subcontractor’s employees who have been or will be involved in performing the Services, the development activities or other work contemplated by this Agreement an executed Proprietary Information and Inventions Agreement consistent with restrictions set forth in this Section 4. Consultant agrees to assume any and all liability for the breach of any provision of this Section 4 by any of Consultant’s employees, agents, representatives or subcontractors.

(b) Consultant agrees to use the Company’s Confidential Information (as defined hereinbelow) only with respect to the performance of his obligations under this Agreement, and only by Consultant and his employees, agents, representatives or subcontractors who have a need to know such information in order to perform the Services hereunder, provided that such employees, agents, representatives and subcontractors have signed separate agreements containing substantially similar confidentiality provisions. Consultant shall protect the Confidential Information of the Company by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information as Consultant uses to protect his own Confidential Information of a like nature. Consultant’s obligations under this Section 4 shall be for a period of two (2) years after the date of disclosure or two (2) years from the end of the term of this Agreement, whichever is greater. The term “Confidential Information” as used herein means any and all information, whether obtained or given orally, in writing or any other medium, concerning the Company, including, without limitation, information about product discovery and development, manufacturing processes, quality systems and techniques, samples, drawings, marketing and new product data, trade secrets, computer programming techniques and business strategy, business affairs, financial data, customer information, and all other proprietary or trade secret information of whatever description. Confidential Information shall not include information that is: (i) publicly known prior to or after disclosure under this Agreement other than through acts or omissions attributable to Consultant, its officers, employees,

NeuroRx – Guggenheimer Consulting Agreement

agents, representatives or subcontractors; (ii) as demonstrated by prior written records, already known to Consultant at the time of disclosure under this Agreement; (iii) disclosed in good faith to Consultant by a third party having a lawful right to do so; (iv) required to be disclosed pursuant to a subpoena or order of a court or administrative agency, provided that Consultant gives prompt notice to the Company of any such requirement and reasonably cooperates with the Company’s efforts to obtain a protective order or other adequate protection for the confidentiality of the information required to be so disclosed, or (v) disclosed pursuant to the prior written consent of the Company.

(c) Consultant acknowledges and agrees that the restrictions contained in this Section 4 are, in view of the nature of the Company’s business, reasonable and necessary to protect the Company’s interests, that the rights being protected by those sections are of a unique and extraordinary character giving them a particular value, and that any violation of this Agreement would result in irreparable injury to the Company. Consultant further acknowledges and agrees that the Company will not have an adequate remedy at law if Consultant or any of his employees, agents, representatives or subcontractors violate the terms of this Section 4 and that the Company shall have the right, in addition to any other rights it may have at law, to seek from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any covenant or obligation of Consultant under this Section 4, as well as to obtain damages and equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative.

5. Warranties and Indemnities.

(a) Consultant represents and warrants to the Company that: (i) any information, specification, lexicon, design or software delivered to the Company will either be public domain or will be original and will not infringe upon or misappropriate any patent, copyright, trade secret or other proprietary rights of others; (ii) Consultant will not breach any nondisclosure or restricted use obligations to any third party in the development of the Services contemplated by this Agreement; (iii) Consultant has not previously granted and will not grant any rights in the deliverables or work product as part of the Services contemplated by this Agreement to any third party which are inconsistent with the sole and exclusive ownership rights of the Company described in this Agreement; (iv) prior to having access to any Confidential Information hereunder, and prior to performing any activities of any nature whatsoever hereunder, each of Consultant’s employees (if any), and each of any subcontractor’s employees (if any), who has been or will be involved in the performance of the Services or the development activities or other work contemplated by this Agreement will have signed and delivered to the Company a Proprietary Information and Inventions Agreement consistent with restrictions set forth in Section 4 above; (v) Consultant has the requisite qualifications and expertise to deliver the Services, and will, during the Term of this Agreement, maintain such qualifications; and (vi) Consultant has full power to enter into this Agreement, to carry out his obligations under this Agreement and to grant the rights granted to the Company.

NeuroRx – Guggenheimer Consulting Agreement

(b) Consultant hereby indemnifies the Company and each of its officers, directors, employees, agents, customers, subcontractors and representatives (each, a “Company Indemnified Party”) and holds harmless each Company Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by Consultant; (ii) any breach of applicable confidentiality obligations by Consultant’s officers, employees, agents, representatives, or subcontractors; (iii) any challenge by any employee of either Consultant or any of his subcontractors to the Company’s sole and exclusive (A) ownership of all tangible and intangible technology or intellectual property arising out of or related to this Agreement, or the development activities or other work contemplated by this Agreement or (B) rights to patents awarded on inventions arising out of this Agreement; and (iv) any threat, claim, demand, suit or action alleging facts that would constitute a breach of any of representation or warranty made by Consultant in this Agreement.

(c) The Company hereby indemnifies Consultant and each of his employees, agents, customers, subcontractors and representatives (each, a “Consultant Indemnified Party”) and holds harmless each Consultant Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by the Company; (ii) any breach of applicable confidentiality obligations by the Company’s officers, employees, agents, representatives, or subcontractors; and (iii) any activities carried out by a Consultant Indemnified Party during the Term of this Agreement on behalf of the Company with respect to Consultant’s provision of the Services hereunder, except for any such loss, costs, claims, fees, expenses, damages or liabilities that arise directly from intentional misconduct or gross negligence committed by any Consultant Indemnified Party.

6. Term. This Agreement shall commence as of the Effective Date and shall continue in effect until terminated by either Party at any time after sixty (60) days from the Effective Date with sixty (60) business days prior written notice.

7. Termination of Services. Upon termination of this Agreement, Company shall pay to Consultant, or Consultant’s estate in the event of Consultant’s death or incapacity, (i) the Compensation earned but not paid through the date of termination, and (ii) any business expenses incurred by Consultant but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Consultant.

8. Effect of Termination. The provisions of this Section 8 shall apply to any termination hereof, for any reason.

(a) Payment by the Company of any Final Compensation that may be due Consultant under Section 7 shall constitute the entire obligation of the Company to Consultant.

NeuroRx – Guggenheimer Consulting Agreement

(b) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Consultant and the Company under Sections 4 and 5 above. Consultant recognizes that, except as expressly provided in this Agreement, no compensation is earned after termination of employment.

9. Amendment. This Agreement shall not be amended except by a writing duly executed by both Parties.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, USA without giving effect to that jurisdiction’s choice of law rules. Consultant recognizes that he has right to counsel and represents that he has availed herself of competent counsel in order to understand all legal rights and options.

11. Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the Parties.

12. Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or five (5) days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to the Company:	If to Consultant:

c/o Jonathan Javitt, MD, MPH NeuroRx, Inc.	Randolph Guggenheimer III 42 Butler Road
1201 North Market St., Suite 111 Wilmington, DE 19801	Scarsdale, New York 10583 917-860-6616
jjavitt@neurorxpharma.com	rguggs@gmail.com

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section.

13. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

14. Waiver. The waiver of any term or condition of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

NeuroRx – Guggenheimer Consulting Agreement

15. Assignment. Neither Party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other Party.

16. Counterparts. This Agreement may be signed in counterparts with the effect as if the signatures to each Party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

17. No Additional Relationship or Obligation. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties, any commitment for equity ownership, any commitment to consolidate, merge, or otherwise enter into any additional transaction except for provision of the Services provided for herein, nor shall either Party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other with respect to any of the foregoing.

18. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

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NeuroRx – Guggenheimer Consulting Agreement

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the Effective Date.

For: NeuroRx, Inc.		For: Consultant

By:	/s/ Jonathan Javitt	By:	/s/ Randolph Guggenheimer III
	Jonathan Javitt, MD, MPH		Randolph Guggenheimer III
Chairman & CEO

NeuroRx – Guggenheimer Consulting Agreement